                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
             the Securities Exchange Act of 1934 (Amendment No.   )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                             INACOM CORP.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     5) Total fee paid:
        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

                                   NOTICE OF
                                 ANNUAL MEETING
                                OF STOCKHOLDERS

                                PROXY STATEMENT

                                  INACOM CORP.

                            FARNAM EXECUTIVE CENTER
                               10810 FARNAM DRIVE
                             OMAHA, NEBRASKA 68154
                                 (402) 392-3900

                                     [LOGO]

                                     [LOGO]

                               NOTICE OF MEETING

To InaCom Corp. Stockholders:

  The annual meeting of stockholders of InaCom Corp. will be held on April 18, 1996 at 9:00 A.M. local time, at InaCom's administrative offices, Farnam Executive Center, 10810 Farnam Drive, Omaha, Nebraska 68154.

  We hope you will be able to attend this year's Stockholders' Meeting. If you do not expect to be present and wish your stock to be voted, please sign, date and mail the enclosed proxy form. If you later decide to attend the meeting, you may withdraw your proxy at that time and vote your shares in person.

  Matters to be considered by the stockholders:

      Item 1. Election of Directors.

      Item 2. Approval of the appointment of independent accountants for fiscal year 1996.

  Stockholders of record as of the close of business on March 1, 1996 are eligible to vote at the annual Stockholders' Meeting.

                                          By order of the Board of Directors.

                                                         [LOGO]

                                                MICHAEL A. STEFFAN,
March 18, 1996                                  Secretary

                                PROXY STATEMENT
            ANNUAL MEETING OF STOCKHOLDERS TO BE HELD APRIL 18, 1996

To our Stockholders:

  The Board of Directors of InaCom Corp. ("InaCom" or "Company") solicits your proxy in the form enclosed for use at the Annual Meeting of Stockholders to be held on Thursday, April 18, 1996.

  Stockholders of record at the close of business on March 1, 1996 are entitled to vote at the meeting. The Company at March 1, 1996 had issued and outstanding 10,024,211 shares of common stock. All holders of common stock are entitled to one vote for each share of stock held by them. The presence of a majority of the outstanding shares of common stock, represented in person or by proxy at the meeting, will constitute a quorum. Shares represented by proxies that are marked "abstain" will be counted as shares present for purposes of determining the presence of a quorum. Proxies relating to "street name" shares that are voted by brokers on some matters will be treated as shares present for purposes of determining the presence of a quorum, but will not be treated as shares entitled to vote at the annual meeting on those matters as to which authority to vote is withheld by the broker ("broker non-votes").

  The seven nominees receiving the highest vote totals will be elected as directors of InaCom. Accordingly, abstentions and broker non-votes will not affect the outcome of the election of directors. All other matters to be voted on will be decided by the affirmative vote of a majority of the shares present or represented at the meeting and entitled to vote. On any such matter, an abstention will have the same effect as a negative vote. A broker non-vote will not be counted as an affirmative vote or a negative vote because shares held by brokers will not be considered entitled to vote on matters as to which the brokers withhold authority.

  A stockholder giving a proxy may revoke it before the meeting by mailing a signed instrument revoking the proxy to: Secretary, InaCom Corp., Farnam Executive Center, 10810 Farnam Drive, Omaha, Nebraska 68154. To be effective, the revocation must be received by the Secretary before the date of the meeting. A stockholder may attend the meeting in person, and at that time withdraw the proxy and vote in person. This proxy statement is being mailed to stockholders on or about March 18, 1996.

  The cost of solicitation of proxies, including the cost of reimbursing banks and brokers for forwarding proxies and proxy statements to their principals, will be borne by the Company.

                              CERTAIN STOCKHOLDERS

  The following table sets forth information relating to the beneficial ownership of the Company's common stock by each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of common stock, by each director, by each of the executive officers named in the Summary Compensation Table, and by all directors and executive officers as a group.

                                                     BENEFICIAL
                                                      OWNERSHIP        PERCENT
NAME OF BENEFICIAL OWNER                         AS OF MARCH 1, 1996   OF CLASS
-----------------------------------------------  -------------------   --------
FMR Corp. .....................................     1,299,300(1)          13.0%
82 Devonshire Street
Boston, Massachusetts 02109
Legg Mason, Inc.  .............................      807,400(2)            8.1%
111 South Calvert Street
Baltimore, Maryland 21202
Cumberland Associates .........................      650,000(3)            6.5%
1114 Avenue of the Americas
New York, New York 10036
Manley Fuller Asset Management ................      525,000(4)            5.2%
1185 Avenue of the Americas
New York, New York 10036
Rick Inatome ..................................     540,423(5)(6)          5.2%
1800 West Maple Road
Troy, Michigan 48084
Joseph Inatome ................................     540,423(5)(6)          5.2%
4957 Mt. Pleasant Lane
Las Vegas, Nevada 89113
Bill Fairfield.................................      271,775(6)            2.6%
Robert Schultz.................................       22,725(6)           *
George DeSola..................................       9,500(6)            *
Michael Steffan................................       51,761(6)           *
David Guenthner................................       67,335(6)           *
All Executive Officers and Directors as a           1,016,159(6)           9.8%
Group .........................................
(15 persons)

    * Less than 1% of outstanding common stock. See "Election of Directors" for stock ownership information on certain other directors.

    (1) Based on a Schedule 13G, dated January 10, 1996, filed by FMR Corp. with the Securities and Exchange Commission.

    (2) Based on a Schedule 13G, dated February 13, 1996 filed by Legg Mason, Inc. with the Securities and Exchange Commission.

    (3) Based on a Schedule 13D, dated April 26, 1995, filed by Cumberland Associates with the Securities and Exchange Commission.

    (4) Based on a Schedule 13G, dated February 13, 1996, filed by Manley Fuller Asset Management with the Securities and Exchange Commission.

    (5) Beneficial ownership for each of Rick Inatome and Joseph Inatome includes 427,799 shares which Rick Inatome and Joseph Inatome, acting together, are empowered to vote pursuant to the terms of a September 1993 voting agreement (the "1993 Voting Agreement"), as reported on Schedule 13D, as amended, filed with the Securities and Exchange Commission. The following shares are subject to the 1993 Voting Agreement: 214,734 shares owned directly by Rick Inatome, 1,122 shares owned by Rick Inatome and Joyce Inatome, 1,122 shares owned by Joyce Inatome under Uniform Gifts to Minors Act, 74,968 shares owned directly by Joseph Inatome, 48,353 shares owned directly by Nan Inatome, and 87,500 shares owned jointly by Rick Inatome and Nan Inatome. The 1993 Voting Agreement terminates on September 30, 2003. Joseph Inatome and Nan Inatome are the parents of Rick Inatome.

    (6) Beneficial ownership includes shares which the persons indicated have, or within sixty days of March 1, 1996 will have, the right to acquire through the exercise of stock options as follows: Rick Inatome, 107,916 shares; Joseph Inatome, 4,708 shares; Bill Fairfield 106,850 shares; Robert Schultz 18,600 shares; George DeSola 3,500 shares; Mike Steffan 34,700 shares; David Guenthner 55,400 shares; and all directors and executive officers as a group, 341,674 shares.

                             ELECTION OF DIRECTORS

  The Company's Board of Directors is composed of seven members elected on an annual basis.

  The following table sets forth the Company's nominees for the Board of Directors. Each nominee is a member of the present Board of Directors.

                                                                                                  COMMON STOCK OWNED
                                                                                                  BENEFICIALLY AS OF
                                                                                                    MARCH 1, 1996
                                                                                                 --------------------
                                                                                       DIRECTOR  NUMBER OF   PERCENT
NOMINEE FOR DIRECTOR AND PRINCIPAL OCCUPATION OR EMPLOYMENT                             SINCE     SHARES     OF CLASS
-------------------------------------------------------------------------------------  --------  ---------   --------
Joseph Auerbach, Age 79..............................................................   9/14/87     10,800     *
Professor of Business Administration, Emeritus, at the Harvard Business School;
Counsel to the firm of Sullivan & Worcester, Boston.
Bill L. Fairfield, Age 49............................................................    3/1/85    271,775(1)   2.6%
President and Chief Executive Officer of the Company since March 1985; Director,
Norwest Bank Nebraska, N.A. and Sitel Corp.
W. Grant Gregory, Age 55.............................................................  12/17/92      1,500     *
Chairman, Gregory & Hoenemeyer, Inc., New York; Director, Bozell Inc., Ambac, Inc.,
Ambac Indemnity Group and HCIA Health Care Inc.
Rick Inatome, Age 42.................................................................    8/6/91    540,423(2)   5.2%
Chairman of the Board of Directors; Co-founder Inacomp Computer Centers, Inc. in 1976 and its Chief Executive Officer from 1979 to August 1991; Director, Atlantic
Beverage, American Speedy Print, Liberty BIDCO, Action Technologies, Inc. and Saturn
Electronic and Engineering, Inc.
Joseph Inatome Age 70................................................................    8/6/91    540,423(2)   5.2%
Co-founder Inacomp Computer Centers, Inc., and an executive officer until July 1989, and director until August 1991; Director, American Speedy Print.
Gary Schwendiman, Age 55.............................................................    7/8/87      4,800     *
Professor of International Studies in the College of Business at the University of
Nebraska-Lincoln; Dean of the College of Business Administration for the University
of Nebraska-Lincoln from 1977 to 1994. Director, The Gallup Organization, Inc. and
Security Mutual Life Insurance Co.
Durward B. Varner, Age 79............................................................    7/8/87      6,900     *
President Emeritus University of Nebraska, Chairman Emeritus University of Nebraska
Foundation

    *   Less than 1% of outstanding common stock.

    (1) Beneficial ownership for Mr. Fairfield includes 106,850 shares which he has, or will have within 60 days of March 1, 1996, the right to acquire through the exercise of stock options.

    (2) See notes (5) and (6) under Certain Stockholders.

  It is intended that proxies will be voted for the election of these nominees. In the event any nominee should become unavailable, which the Board of Directors has no reason to believe will be the case, the proxy holders will have discretionary authority in that instance to vote the proxies for a substitute.

                      DIRECTORS MEETINGS AND COMPENSATION

  The Board of Directors meets on a regularly scheduled basis. The Board of Directors met nine times during 1995.

  The Board of Directors has assigned certain responsibilities to committees. The Audit Committee, which met six times in 1995, is responsible for recommending to the Board of Directors, subject to stockholder approval, the independent certified public accounting firm to be retained each year. The Audit Committee meets periodically with the certified public accountants and management to review performance. Members of the Audit Committee are Joseph Auerbach (Chairman), Joseph Inatome, Gary Schwendiman and Durward Varner.

  The Compensation Committee, which met four times in 1995, determines the amounts and types of remuneration to be paid to management employees. Members of the Compensation Committee are Durward Varner (Chairman), Gary Schwendiman, W. Grant Gregory and Joseph Auerbach. The Company does not have a standing Nominating Committee.

  Directors who are not employees of InaCom receive fees of $15,000 per annum plus $1,250 per meeting attended and the right to designate a charity to receive up to $20,000 of computer equipment annually. The compensation committee chairman receives an additional $250 per compensation committee meeting and the audit committee chairman receives an additional $750 per audit committee meeting. Directors do not receive fees for meetings held via telephone conference; during 1995, two director meetings and one compensation committee meeting were held by telephone conference. Directors who are not employees of InaCom receive 100 shares of common stock of the Company for each regular Board meeting attended by the director subsequent to the prior annual stockholders' meeting (other than meetings by written consent or telephone conference). Directors Auerbach, Joseph Inatome, Schwendiman and Varner each received 900 shares of common stock and W. Grant Gregory received 800 shares of common stock on April 20, 1995. On April 18, 1996, for meetings attended subsequent to the April 20, 1995 stockholders' meeting, directors Auerbach, Joseph Inatome, Schwendiman and Varner will each receive 700 shares of common stock and W. Grant Gregory will receive 600 shares of common stock.

                           SUMMARY COMPENSATION TABLE

  The following Summary Compensation Table shows compensation paid by the Company for services rendered during fiscal years 1995, 1994 and 1993 for the Chief Executive Officer and the other four most highly compensated executive officers of the Company whose salary and bonus exceeded $100,000 in 1995.

                                                                                           LONG-TERM COMPENSATION
                                                                                           ----------------------
                                                                             ANNUAL        RESTRICTED
                                                                          COMPENSATION       STOCK
                                                                       ------------------   AWARDS       NUMBER        ALL OTHER
                  NAME AND PRINCIPAL POSITION                    YEAR   SALARY   BONUS(4)  AMOUNT(1)   OF OPTIONS   COMPENSATION(2)
---------------------------------------------------------------  ----  --------  --------  ---------   ----------   ---------------
Bill Fairfield                                                   1995  $373,554  $729,261  $ 419,000     12,500         $43,986
President, Chief Executive                                       1994  $296,151  $175,000          0     20,000         $27,081
Officer and Director                                             1993  $275,000  $190,000  $ 475,000    150,000         $41,342

Robert Schultz                                                   1995  $162,500  $343,780          0      8,000         $17,733
President and General                                            1994  $144,231  $ 72,000          0     10,000         $13,379
Manager, Client Services                                         1993  $100,000  $ 61,578          0          0         $19,168
Division and Direct Operations

George DeSola (3)                                                1995  $181,731  $279,040          0      8,000         $20,923
President and General                                            1994  $136,634  $ 75,000  $  60,750      7,000         $ 5,140
Manager, Communications                                          1993        --        --         --         --              --
Division

Michael Steffan                                                  1995  $152,885  $292,914          0      8,000         $11,333
President and General                                            1994  $121,154  $ 63,000          0     10,000         $ 8,746
Manager,                                                         1993  $ 96,923  $ 83,420          0          0         $ 8,856
Distribution/Operations

David Guenthner                                                  1995  $175,000  $261,502          0      8,000         $15,370
Executive Vice President                                         1994  $171,154  $ 50,000          0     10,000         $15,815
and Chief Financial Officer                                      1993  $149,038  $ 61,102          0          0         $16,482

    (1) Mr. Fairfield received restricted stock awards of 55,000 shares in 1995 and 25,000 shares in 1993. Vesting for the restricted stock awards received by Mr. Fairfield in 1995 and 1993 occurs in installments of 10% annually beginning on January 17, 1996 with respect to the 1995 award and 20% annually beginning on August 10, 1994 with respect to the 1993 award. Mr. DeSola received a restricted stock award of 6,000 shares in 1994. Vesting for the restricted stock award for Mr. DeSola occur in two equal installments on March 16, 1995 and 1996. At the end of fiscal 1995, Mr. Fairfield and Mr. DeSola were the only executive officers named above holding restricted shares; the aggregate value of their unvested restricted stock (70,000 shares) and (3,000 shares), respectively, valued at the closing price of the Company's Common Stock at December 30, 1995 without giving effect to the diminution of value attributable to the restrictions on such stock, was $988,750 and $42,375, respectively.

    (2) Amounts reported in this column represent contributions by the Company to the Company's 401 (k) savings plan and the related supplemental savings plan. Company contributions to such plans for 1995, 1994 and 1993, respectively for the named executive officers were: Mr. Fairfield, $33,685, $16,735 and $28,750; Mr. Schultz, $11,099, $6,719 and $10,899; Mr. DeSola, $11,603 and $5,140; Mr.
Steffan, $9,715,  $7,121 and  $6,745; and  Mr. Guenthner,  $10,125, $10,554  and
$9,342. In addition, this column also includes the amount of the premium paid by the Company in 1995, 1994 and 1993, respectively for split-dollar insurance on the named executive officers under the Company's Executive Death Benefit Plan as follows: Mr. Fairfield, $10,301, $10,346 and $12,592; Mr. Schultz, $6,634,
$6,660  and $8,269; Mr. DeSola, $9,320 in  1995; Mr. Steffan, $1,618, $1,625 and
$2,111; and Mr. Guenthner, $5,245, $5,261 and $7,140.

    (3) Mr. DeSola became an executive officer of the Company in 1994.

    (4) Bonus compensation includes all amounts earned for 1995 services; payment of certain bonus amounts has been deferred.

                       OPTION GRANTS IN FISCAL YEAR 1995

  The following table sets forth information on grants of stock options pursuant to the InaCom 1994 Stock Plan during the fiscal year ended December 30, 1995, to the executive officers named in the Summary Compensation Table. No stock appreciation rights were granted during fiscal 1995.

                                                                                                                       POTENTIAL
                                                                                                                   REALIZABLE VALUE
                                                                                                                   AT ASSUMED ANNUAL
                                                                                                                    RATES OF STOCK
                                                                       PERCENT OF                                        PRICE
                                                                      TOTAL OPTIONS    PER                         APPRECIATION FOR
                                                          NUMBER OF    GRANTED TO     SHARE                         OPTION TERM(2)
                                                           OPTIONS    EMPLOYEES IN   EXERCISE                      -----------------
                          NAME                            GRANTED(1)   FISCAL 1995    PRICE      EXPIRATION DATE     5%       10%
--------------------------------------------------------  ----------  -------------  --------   -----------------  -------  --------
Bill Fairfield                                              12,500        8.0%        $    9.56  October 19, 2005  $75,153  $190,452
Robert Schultz                                              8,000         5.1%        $    9.56  October 19, 2005  $48,098  $121,889
George DeSola                                               8,000         5.1%        $    9.56  October 19, 2005  $48,098  $121,889
Mike Steffan                                                8,000         5.1%        $    9.56  October 19, 2005  $48,098  $121,889
David Guenthner                                             8,000         5.1%        $    9.56  October 19, 2005  $48,098  $121,889

    (1) The options were granted on October 19, 1995 at the fair market price of the Company's common stock on the date of the grant. Each option vests 50% on October 19, 1996 and 25% on each of the next two anniversary dates.

    (2) Potential realizable value is based on the assumption that the common stock price appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the ten-year option term. The numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised (if the executive were to sell the shares on the date of exercise), so there is no assurance that the value realized will be at or near the potential realizable value as calculated in this table.

           OPTION EXERCISES IN FISCAL 1995 AND FISCAL YEAR-END VALUES

  The following table sets forth information on aggregate option exercises in the last fiscal year and information with respect to the value of unexercised options to purchase the Company's Common Stock for the executive officers named in the Summary Compensation Table.

                                                       NUMBER
                                                         OF                  NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED
                                                       SHARES                   OPTIONS HELD AT          IN-THE-MONEY OPTIONS HELD
                                                      ACQUIRED                 DECEMBER 30, 1995          AT DECEMBER 30, 1995(1)
                                                         ON      VALUE    ---------------------------   ---------------------------
                        NAME                          EXERCISE  REALIZED  EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----------------------------------------------------  --------  --------  -----------   -------------   -----------   -------------
Bill Fairfield                                           0         0        101,850        147,500       $  112,464     $128,938

Robert Schultz                                           0         0         16,100         15,500       $    5,313     $ 72,458

George DeSola                                            0         0          1,750         13,250       $    3,719     $ 61,676

Mike Steffan                                             0         0         32,200         15,500       $   71,186     $ 72,458

David Guenthner                                          0         0         52,900         15,500       $  129,960     $ 72,458

    (1) Value is common stock closing price at 1995 fiscal year end, less the option exercise price, multiplied by the number of shares.

                  EMPLOYMENT, CONSULTING AND OTHER AGREEMENTS

  A consulting agreement between Rick Inatome and Inacomp Computer Centers, Inc., which was assumed by InaCom in connection with the 1991 merger between the Company and Inacomp Computer Centers, Inc., became effective on August 5, 1994. The consulting agreement requires payments to Mr. Inatome for a period of five years beginning with a fee equal to 110% of base salary as of August 5, 1994 and increasing annually by 10% of such base salary during the term thereafter. The Company paid Mr. Inatome $356,250 under the consulting agreement during 1995.

  The Company leases certain office and warehouse space in Troy, Michigan to an entity controlled by Rick Inatome. The lease commenced February 1, 1995, extends through January 31, 2000, and provides certain renewal options, an option to terminate the lease after two years, and a purchase option. The lease requires base rental payments of $10,050 per month with the lessee paying applicable taxes, utilities and insurance.

  The Company has long-term cash incentive agreements with Messrs. Fairfield, Guenthner and Steffan. The agreements were entered into in 1987. Under each agreement, the executive will receive a cash incentive bonus to be established and paid as follows: the incentive bonus will be an amount equal to $7 multiplied by the number of shares acquired by the executive upon exercise of stock options granted to such executive under the 1987 Stock Option Plan; provided, however, that the $7 amount will be reduced on a dollar-for-dollar basis if the fair market value of the Company's common stock on the date of payment is less than $12 and will be further reduced on a proportionate basis if the Company's return on stockholders' equity is less than 20% for the fiscal year preceding the payment date.

  The Company loaned $107,300 to Mr. Guenthner in January 1994 pursuant to a promissory note which bears interest at the prime rate and is payable in five annual amortized installments commencing April 1, 1996. As of March 1, 1996, $107,300, plus accrued interest, remained outstanding under the promissory note.

  The Company entered into change-in-control agreements (the "Agreements") in 1994 with seven of its senior officers, including Messrs. Fairfield, Schultz, DeSola, Steffan and Guenthner. The Agreements provide generally that, if the officer is terminated (excluding a termination on account of death or for cause, but including a termination by the officer for good reason, all as defined in the Agreements) within twelve months following a change-in-control of the Company (as defined in the Agreements), the officer will receive certain severance benefits including (i) payment of a lump sum equal to a multiple (3.0 for Mr. Fairfield, 1.5 for Messrs. Guenthner and Steffan, and 1.0 for the other officers) of the sum of (A) the annual rate of base salary on the date of termination and (B) the average annual incentive bonus received by the officer for the three fiscal years preceding the fiscal year in which the change-in-control occurred, and (ii) certain reasonable legal fees and expenses incurred as a result of termination.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The   Company's  executive   compensation  program  is   administered  by  the
Compensation  Committee  of  the  Board  of  Directors  (the  "Committee").  The
Committee is composed of nonemployee directors. The Committee's executive compensation policies are designed to provide competitive levels of compensation that integrate pay with the Company's annual and long-term performance goals, reward above-average corporate performance, encourage constant strategic analysis, recognize individual initiative and achievements, and assist the Company in attracting, motivating and retaining qualified executives.

  The Committee believes that the Company's current executive compensation program has been designed and is administered in a manner consistent with these objectives. Compensation paid under the program for fiscal 1995 met the requirements to be deductible under the Internal Revenue Code's $1 million compensation limit.

  The program consists of three components: base salary, annual incentives, and long-term incentives. The Committee recommended or established the executive compensation within each of these components during 1995. In determining competitive levels of compensation, the Committee obtains and utilizes information from outside compensation consultants and other sources such as executive compensation surveys and comparative analyses of compensation data in proxy statements of others. The Committee specifically reviews compensation data for those companies included in the Peer Group Index used in the performance graph.

  BASE SALARY. The Committee targets base salary for executives at a level somewhat below the competitive median for the Company's peer competitors, intending that the Company rely to a larger degree on annual incentives and long-term compensation to achieve its compensation goals. For the purpose of establishing these levels, the Committee reviews available compensation information of competitive companies and is periodically advised by independent compensation consultants concerning salary competitiveness.

  The Committee approves all salary changes for the Company's executive officers, and bases individual salary changes on a combination of factors, including the performance of the executive, salary level relative to the competitive market, and the recommendations of the Company's chief executive officer.

  The Committee reviewed the base salary of the Chief Executive Officer in January 1995. The Committee increased the Chief Executive Officer's base salary for 1995 to $375,000 following a review of chief executive officer compensation in the computer reseller industry and the Chief Executive Officer's performance during the difficult environment in the computer reseller industry during 1994.

  ANNUAL INCENTIVES. The Committee believes that an executive's contribution to the Company's profitability should form the basis for annual incentives, since such results maximize earnings in the best interests of the Company. The Committee also believes that bonuses are a necessary part of the Company's compensation structure since base compensation is maintained at levels below competitive medians.

  The Committee established during 1995 a program for paying short-term cash bonuses based on the Company's annual "economic value added" improvement (the "Program"). The Program defines "economic value added" as net operating profit after tax minus a capital charge based on the Company's cost of equity and debt capital. Bonuses are earned only if the Company's economic value added increases over the prior year, with higher bonus levels paid if the economic value added exceeds targets established by the Committee. If the performance targets are exceeded, two-thirds of the bonus attributable to such excess is payable only over the following two years, subject to reduction if the Company's economic value added drops below the prior year's performance.

  The Committee selected eleven participants for the Program during 1995 and established the portion of the total award allocable to each such participant, the economic value added performance for 1994 and the improvement targets for 1995. The allocable share of each participant, including the Chief Executive Officer, was generally based on the relative relationship of each such person's base salary.

  Based on these factors, following a review of the Company's 1995 financial statements, the Committee approved the payment of bonuses totaling approximately $2,259,000 to the eleven senior officers. The bonus payments for the named executive officers are reflected in the Summary Compensation Table. Potential bonus payments aggregating approximately $4,068,000 were deferred pursuant to the terms of the Program and will be earned and paid if the Company meets certain economic value added levels in 1996 and 1997.

  LONG-TERM INCENTIVES.    The  Company's  long-term  incentives  for  executive
officers are provided through restricted stock awards and stock option grants under InaCom's 1990 and 1994 Stock Plans.

  The Committee utilizes restricted stock awards in order to provide additional incentive related to specific corporate objectives. The Committee granted 61,000 restricted shares to executive officers during 1995, including 55,000 restricted shares to the Company's Chief Executive Officer.

  The Committee determined to make a special long-term stock incentive grant to the Chief Executive Officer in 1995 in order to assist the Chief Executive Officer in building a substantial financial commitment in the Company and to ensure the services of the Chief Executive Officer over a long period of time. The Committee particularly desired to promote employment stability, and noted that four persons who were executive officers of the Company during 1994 were not employed by the Company at the time of the restricted stock grant to the Chief Executive Officer. The restricted stock grant to the Chief Executive Officer vests 10% per year beginning January 17, 1996 (the first anniversary of the date of grant). The vested portions are forfeited if the Chief Executive Officer's employment terminates prior to the vesting date, and the grant immediately vests in the event of death, disability or change-of-control of the Company. The value (on the date of grant) of each annual vested installment of the restricted stock grant was approximately 10% of the Chief Executive Officer's base salary.

  The Committee also provides long-term incentives through annual grants of stock options. Stock options are granted at the prevailing market price of the Company's common stock and therefore have value only if the Company's stock price increases. Option grants generally vest over a period of two to three years, and the executives must be employed by the Company at the time of vesting in order to exercise the options. The size of the option grants is based upon competitive practice and position level, the expected contribution of each member of the executive officer group to the Company's strategic and operational goals, and the Committee's desire to provide the executive officers with an opportunity to build a meaningful stake in the Company with the objective of aligning the executive officers' long-range interests with those of the Company stockholders. Past stock option grants are not considered when determining the number of stock options to grant in a given year.

  The Committee intends to grant options on an aggregate of 1% to 1.5% of the Company's outstanding common stock on an annual basis. The Committee granted options to 55 employees in October and December 1995 for an aggregate of 157,000 shares of the Company's common stock, which options vest in installments over three years. The options granted to the Chief Executive Officer are included in the Option Grants Table and reflect the Committee's practice of granting options to the Chief Executive Officer at a level approximately 1.5 to 2 times the level of the next most senior executive.

                                          InaCom Compensation Committee

                                          Durward B. Varner, Chairman
                                          Joseph Auerbach
                                          W. Grant Gregory
                                          Gary Schwendiman

                         STOCK PRICE PERFORMANCE GRAPH

  The following performance graph compares the performance of the Company's common stock to the Total Return Index for the NASDAQ Stock Market-United States Companies (Broad Market Index) and a Peer Group Index developed by the Company. The Peer Group Index consists of Intelligent Electronics, Inc., CompuCom Systems, Inc., MicroAge, Inc. and Dataflex Corporation. The performance graph shows cumulative, five-year stockholder returns with the returns of the Peer Group weighted according to each such company's stock market capitalization. The graph assumes that the value of the investment in the Company's common stock and each Index was $100 at December 31, 1990 and that any dividends were reinvested.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            INACOM CORP.    TOTAL RETURN INDEX FOR NASDAQ STOCK MARKET (US COMPANIES)     SELF-DETERMINED PEER GROUP
1990                  100                                                           100                           100
1991                 83.3                                                         160.6                         173.6
1992                120.8                                                         186.9                         124.1
1993                112.5                                                         214.5                         316.1
1994                 58.3                                                         209.7                         126.0
1995                117.7                                                         296.3                         146.4

          COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT

  Section 16 (a) of the Securities Exchange Act of 1934 requires executive officers and directors to file reports of changes in ownership of InaCom's common stock with the Securities and Exchange Commission. Executive officers and directors are required by SEC regulations to furnish InaCom with copies of all
Section 16 (a) forms they file. Based solely on a review of the copies of such forms furnished to InaCom and written representations from InaCom's executive officers and directors, InaCom believes that all persons subject to these reporting requirements filed the required reports on a timely basis during 1995, except that Cris Freiwald, an executive officer, did not timely report one transaction.

                         INDEPENDENT PUBLIC ACCOUNTANTS

  The firm of KPMG Peat Marwick LLP has been appointed by the Board of Directors to conduct the 1996 audit of the Company's financial statements. The same firm conducted the 1995 audit. The Board of Directors requests stockholder approval of their appointment. A representative from KPMG Peat Marwick LLP will be present at the Stockholders' Meeting and will have the opportunity to make a statement and to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

  Stockholder proposals intended to be presented at the next annual stockholders' meeting must be received by the Company no later than November 20, 1996 in order for such proposals to be considered for inclusion in the Company's proxy statement relating to such meeting.

  The Company's bylaws set forth certain procedures which stockholders must follow in order to nominate a director or present any other business at an annual stockholders' meeting. Generally, a stockholder must give timely notice to the Secretary of the Company. To be timely, such notice must be received by the Company at 10810 Farnam Drive, Omaha, Nebraska, 68154, not less than thirty nor more than sixty days prior to the meeting. The bylaws specify the information which must accompany any such stockholder notice. Details on the provision of the bylaws may be obtained by any stockholder from the Secretary of the Company.

                                 OTHER MATTERS

  The Board of Directors does not know of any matter, other than those described above, that may be presented for action at the annual meeting of stockholders. If any other matter or proposal should be presented and should properly come before the meeting for action, the persons named in the accompanying proxy will vote upon such matter and upon such proposal in accordance with their best judgment.

                                          By Order of the Board of Directors

                                                         [LOGO]
                                          MICHAEL A. STEFFAN
                                          Secretary
                                          InaCom Corp.

                   I   N   A   C   O   M       C   O   R   P.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS APRIL 18, 1996

The undersigned hereby constitutes and appoints Bill L. Fairfield and David C. Guenthner, or either of them, with full power of substitution in each of them, for and on behalf of the undersigned to vote as proxies, as directed and permitted herein at the annual meeting of stockholders of the Company to be held at the administrative offices of the Company, Farnam Executive Center, 10810 Farnam Drive, Omaha, Nebraska 68154, on April 18, 1996 at 9:00 a.m. and at any adjournment thereof, upon matters set forth in the Proxy Statement, and, in their judgment and discretion, upon such other business as may properly come before the meeting.

ITEM 1.
Election of Directors - for the following nominees for Director:
Joseph Auerbach, Bill L. Fairfield, W. Grant Gregory, Joseph T. Inatome, Rick Inatome, Gary Schwendiman, Durward B. Varner.

/ / Vote For All Nominees
/ / Withhold Vote For All Nominees
Withhold Vote For Only The Following Nominee(s) ________________________________

ITEM 2.
Approval of appointment of independent accountants KPMG Peat Marwick LLP for fiscal 1996.

/ / For    / / Against    / / Abstain

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted for proposals 1 and 2.


Dated this ______ day of ________________________________________________, 1996.


Signature ______________________________________________________________________


Signature ______________________________________________________________________

         (When signing as attorney, executor, administrator, trustee, guardian or conservator, designate full title. All joint tenants must sign.)